PRESS RELEASE

Contact:	David J. O’Connor
President & Chief Executive Officer
New England Bancshares, Inc.
(860) 253-5200

NEW ENGLAND BANCSHARES, INC. ANNOUNCES CASH DIVIDEND

Enfield, Connecticut – February 13, 2012. New England Bancshares, Inc. (Nasdaq GM: NEBS) announced today that the Company’s Board of Directors declared a cash dividend for the quarter ended December 31, 2011 of $0.03 per share. The cash dividend will be payable on March 13, 2012 to stockholders of record on February 27, 2012.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks. For more information regarding New England Bank’s products and services, please visit www.nebankct.com.